Exhibit 10.1

PERFORMANCE SHARE AWARD

(RTI International Metals, Inc. 2004 Stock Plan)

THIS PERFORMANCE SHARE AWARD (this “Award”) is granted by RTI International Metals, Inc., an Ohio corporation (the “Company” or “RTI”), to you (“Recipient”), a director or employee of the Company or one of its subsidiaries, pursuant to the terms and conditions of the RTI International Metals, Inc. 2004 Stock Plan, as amended and/or restated from time to time (the “Plan”), a copy of which has been delivered to you.

Name of Recipient:

Grant Date:	, 20

This document shall constitute an “Award Agreement” as that term is defined in the Plan and the Award shall be granted pursuant to Section 10 of the Plan. In addition to the terms and conditions set forth herein, this Award is subject to and governed by the terms and conditions set forth in the Plan, which is hereby incorporated by reference. Unless the context otherwise requires, capitalized terms used in this Award and not otherwise defined herein shall have the meanings set forth in the Plan. In the event of any conflict between the provisions of this Award and the Plan, the Plan shall control. The Company recognizes the value of your continued service and contributions to the Company and has awarded you this Performance Share Award under the Plan, subject to the terms and conditions set forth in this Award Agreement.

1. Performance Share. For the purposes of this Award, a granted “Performance Share” is an award representing the right to receive a specified number of shares of the Company’s common stock (the “Common Stock”), which right, if earned and payable under this Award, shall be paid solely in shares of Common Stock. The “Performance Period” shall mean the three (3) year period from             , 20     through             , 20    .

2. Grant of Performance Share Award. The Company hereby grants to Recipient an award of                  Performance Shares under the Plan (the “Target Award”), which shall be subject to a maximum number of Performance Shares allowable under this Award of 200% of the Target Award (the “Maximum Award”), to ultimately be determined and earned, if at all, in accordance with Section 3 below.

3. Determination of Shares Earned. Subject to Section 6 below, the Company shall deliver to Recipient one (1) share of Common Stock for each whole Performance Share that is earned based upon the level of success achieved during the Performance Period relative to the following performance goals established by the Compensation Committee of the RTI Board of Directors:

(a)	Total Shareholder Return Metric. Fifty percent (50%) of your Target Award will be determined by the Company’s Total Shareholder Return, or “TSR”, achieved during the Performance Period.

If Total Shareholder Return (“TSR”) is:	Performance Shares earned as a percentage of Target Award will be(1):
less than the 30th percentile of the Peer Group TSR	0%
greater than or equal to the 30th percentile and less than the 50th percentile of the Peer Group TSR	50.00% to 99.99% A
equal to the 50th percentile of the Peer Group TSR	100.00% (Target Award)
greater than the 50th percentile but less than the 75th percentile of the Peer Group TSR	100.00% to 199.99% B
greater than or equal to the 75th percentile of the Peer Group TSR	200.00% (Maximum Award)

A	In the event TSR equals or exceeds the 30th percentile but not the 50th percentile of the Peer Group Index, the Performance Shares earned as a percentage of the Target Award(1) will be computed by adding 50% to a percentage determined as follows: (A)(i) TSR percentile less 30% divided by (ii) 20%; multiplied by (B) 50%.
B	In the event TSR exceeds the 50th percentile but not the 75th percentile of the Peer Group Index, the Performance Shares earned as a percentage of the Target Award(1) will be computed by adding 100% to a percentage determined as follows: (A)(i) TSR percentile less 50% divided by (ii) 25%; multiplied by (B) 100%.
(1)	Represents one-half (1/2) of the Target Award.

(b)	TSR Definition. Total Shareholder Return is defined as the share price appreciation of the Company’s Common Stock plus dividends accrued, as measured during the Performance Period. The starting and ending points for calculating TSR are the average closing stock price of the Common Stock for the twenty (20) trading days prior to the start or end date of the Performance Period, as applicable. The Peer Group utilized for comparative purposes under the Award is as established by the Company’s Compensation Committee or other Administrator (as defined in the Plan) of the Plan (hereinafter, the “Compensation Committee”) at the Grant Date, and is set forth on Annex A attached hereto.

By way of example to illustrate the calculation of Performance Shares earned under the TSR Metric of this Award, a TSR equal to the 35th percentile of the Peer Group TSR with a Target Award of 100 shares of Common Stock would result in delivery of forty-six (46) earned shares of Common Stock, as it relates to the TSR Metric, which represents 50% of the Target Award. This amount is calculated as follows:

Target Award:	100 shares
50% of Target Award for TSR Metric:	50 shares
Performance Shares Earned as Percentage of Target Award: (((35% - 30%) / 20%) * 50%) + 50% = 62.5% 62.5% of 50 shares = 31.25 shares (rounded down to 31 shares)

(c)	EPS Metric. Fifty percent (50%) of your Target Award will be determined by the Company’s year-over-year earnings per share from continuing operations (“EPS”) growth (“EPS Growth”), using the average growth in years one and two, and a stand-alone growth determination for year three. Recipient will have the ability to earn one-half of the EPS Metric Target Award based on the average EPS Growth over the first two years and one-half of the EPS Metric Target Award based on the EPS Growth over the third year. The calculation of EPS Growth for each year during the Performance Period shall be determined as follows:

If EPS Growth for Each Year in the Performance Period is(1):	Performance Shares earned for that year of the Performance Period as a percentage of EPS Award Component will be(1):
less than X% over the prior year	0%
greater than or equal to X% and less than Y% over the prior year	50.00% to 99.99% A
equal to Y% over the prior year	100.00% (Target Award)
greater than Y% but less than Z% over the prior year	100.00% to 199.99% A
greater than or equal to Z% over the prior year	200.00% (Maximum Award)

A	In the event that the two-year average or year three EPS Growth is greater than or equal to X% and less than Y% over the prior period, or is greater than Y% but less than Z% over the prior period, then the number of Performance Shares earned will be computed so as to give appropriate effect to the relative growth achieved as compared to the relative percentage of Performance Shares earned within the range set forth above.
(1)	One-half (1/2) of the Target Award is represented by the EPS Metric; for each of the two measurement periods (i.e. average growth over years one and two, and year-over-year growth in year three) Recipient is eligible to earn one-half (1/2) of one-half (1/2) of the Target Award.

(d)	EPS Growth Determination. EPS for each calendar year within the Performance Period (with years one and two then being averaged together) will be computed by dividing net income (loss) from continuing operations by the weighted-average of all potentially dilutive shares of Company Common Stock that were outstanding during the periods presented, as reflected in the Company’s Annual Report on Form 10-K as filed with the Securities and Exchange Commission. EPS reported for the year prior to the first year of the Performance Period serve as the basis for ascertaining EPS Growth for the first year of the Performance Period; EPS reported for the first year of the Performance Period will serve as the basis for ascertaining EPS Growth in the second year of the Performance Period, etc. Except as otherwise specifically provided under the terms of this Award, notwithstanding that a percentage of Shares may be earned at the end of the second calendar year within the Performance Period pursuant to the EPS Metric, Recipient must be employed at the Company at the end of the Performance Period to be entitled to receive any Shares pursuant to this Award.

By way of example to illustrate the calculation of Performance Shares earned under the EPS Metric of this Award, assuming that:
2013 EPS = $2.70	2014 EPS = $2.84	2015 EPS = $3.27	2016 EPS = $4.09
And assuming that the applicable EPS growth target percentages corresponding to potential Share earnings are:

                                             5% = 50%                         15% = 100%                         25% = 200%

with a Target Award of 150 shares of Common Stock, would result in (1) Recipient earning the right to receive 18 earned shares of Common Stock as of the end of year two of the Performance Period, and (2) delivery of a total of sixty-eight (68) earned shares of Common Stock, as it relates to the EPS Metric at the end of the Performance Period, which represents 50% of the Target Award. This amount is calculated as follows:

Target Award:		100 shares
50% of Target Award for EPS Metric:		50 shares

Year One (2014) EPS Growth = $2.70 to $2.84= 5% growth

Year Two (2015) EPS Growth = $2.84 to $3.27 = 15% growth

Recipient entitled to earn  1⁄2 of EPS Metric Target Award at end of year two:

Average of years one and two growth = 5% + 15% = 20% / 2 = 10% growth

10% growth = 75% of one-half of 50% of Target Award for EPS Metric = 75% * (50% of 50 shares) = 18.75 shares

Recipient would be entitled to receive 18 shares (rounded down from 18.75 shares) of Common Stock at the end of the Performance Period based on the performance achieved at the end of year two of the Performance Period.

Year Three (2016) EPS Growth = $3.27 to $4.09 = 25% growth = 200% of one-half of 50% of Target Award for EPS Metric = 200% * (50% of 50 shares) = 50 shares

Total Target Award Achieved During Performance Period for EPS Metric = 68 shares

When combined with the TSR Metric, Recipient would be entitled to receive a total of ninety-nine (99) shares of Common Stock pursuant to this Award.

4. Delivery of Shares. After completion of year two and year three of the Performance Period, the Compensation Committee shall certify in writing the extent to which the performance goals and other material terms, as set forth herein, have been achieved and such certification shall be controlling for all purposes. Except as otherwise provided in Section 6, the Company shall cause a stock certificate representing shares of Common Stock (or commensurate book entry as determined by the Company) equal to the number of Performance Shares earned (net of any Performance Shares applied pursuant to Section 11 below) and determined under Section 3 to be issued to Recipient in the calendar year immediately following the end of the Performance Period on or before March 15th of such calendar year.

5. Limitation of Rights; Dividend Equivalents. Prior to the receipt of shares of Common Stock as outlined in Section 3 above, Recipient shall not have (i) any right to transfer any rights under the Performance Shares except as permitted by Section 8 below, (ii) any rights of ownership of the shares of Common Stock subject to the Performance Shares before the issuance of such shares, (iii) any right to vote such shares, or (iv) the right to receive any cash dividends paid on shares underlying Performance Shares if and when cash dividends are paid to shareholders of the Company.

6. Forfeiture; Proration; Recoupment. Unless otherwise set forth below or otherwise determined by the Compensation Committee, all outstanding Awards shall be forfeited immediately if a Recipient’s employment with or service to the Company or its subsidiaries is terminated for any reason during the Performance Period.

(a)	Death. In the event of Recipient’s death during the Performance Period, Recipient shall be entitled to a Prorated portion of the Performance Shares earned based on the Company’s actual performance calculated as if the Performance Period had been completed on the date of death. Except as otherwise specifically provided hereunder, any payouts pursuant to a Recipient’s death shall be paid to Recipient’s estate as soon as practicable following Recipient’s death, but in no event later than the last day of the “applicable 2 1⁄2 month period” specified in Treas. Reg. §1.409A-1(b)(4).

(b)	Retirement or Disability. In the event of Recipient’s retirement (retirement shall be deemed to occur only under conditions by which a Recipient would, assuming he or she was enrolled in the Company’s defined benefit pension plan, be entitled to an immediately receivable pension, and not a deferred vested pension ) or Disability during the Performance Period, Recipient shall be entitled to a Prorated portion of the Performance Shares earned as calculated following the end of the Performance Period. Any payouts following Recipient’s retirement or Disability shall be made on the same schedule as payouts pursuant to Section 4 above.

Notwithstanding any other provision of this Award to the contrary, if Recipient (other than a non-employee Director) is or becomes eligible to separate from service on account of retirement (as defined above) during the Performance Period, any payment required to be made prior to the end of the Performance Period on account of Recipient’s separation from service shall be paid in the month following the month containing the 6-month anniversary of the date of such separation from service (or, if earlier, the death of the Recipient).

(c)	Other Termination. If Recipient’s employment with the Company should terminate during the Performance Period and the Compensation Committee determines that the Award should not be forfeited, Recipient shall be entitled to a Prorated (as defined below) portion of the Common Stock earned pursuant to the Award, as calculated following the end of the Performance Period. The Compensation Committee may cause the immediate forfeiture of Awards after a Recipient’s employment with or service to the Company terminates if the Committee deems such forfeiture to be in the best interests of the Company. Any and all forfeitures of shares shall be evidenced by written notice to the Recipient.

(d)	Definition of Prorated. For the purposes of this Award, the term “Prorated” shall mean the manner in which a payout is calculated based on the ratio of the number of complete months Recipient is employed or serves during the Performance Period to the total number of months in the Performance Period.

(e)	Change in Control. Except as otherwise specifically provided under the terms of this Award or pursuant to any other employment agreement or policy of the Company, in the event of a Change of Control during the Performance Period, payment under this Award will remain subject to Recipient’s continued employment with or service to the Company or its subsidiaries through the end of the Performance Period. To the extent this Award becomes earned and payable following a Change of Control pursuant to the terms of any other employment agreement or policy of the Company or otherwise, then Recipient shall thereafter be eligible to receive payment for any Performance Shares that would have otherwise been paid (i) based on the achievement of the performance goals measured through the date of the Change in Control, and (ii) calculated at the greater of (A) 100% of the Target Award for each of the TSR Metric and EPS Metric, or (B) the Company’s actual performance over the abbreviated Performance Period; provided, however, with respect to the EPS Metric, the number of Performance Shares earned shall be based solely on actual performance for any calendar year within the Performance Period that was completed prior to the Change in Control. Except as otherwise specifically provided hereunder, to the extent earned and payable, the Performance shares shall be paid as soon as practicable thereafter, but in no event later than the last day of the “applicable 2 1⁄2 month period” specified in Treas. Reg. §1.409A-1(b)(4).

(f)	The Recipient further agrees, as a condition to acceptance of this Award, that these Performance Shares, as well as any other incentive award previously granted to Recipient by the Company, may be subject to recoupment by the Company under the provisions of any other forfeiture or clawback policy that has been or may be adopted by the Company in the future, or as required by any applicable laws then in effect.

7. Nontransferability. Except as otherwise provided in the Plan, the Performance Shares shall not be sold, pledged, assigned, hypothecated, transferred or disposed of (a “Transfer”) in any manner, other than by will or the laws of descent and distribution. Any attempt to Transfer the Performance Shares in violation of this paragraph or the Plan shall render this Award null and void.

8. Adjustments;. The number of shares of Common Stock covered by the Performance Shares shall be adjusted as set forth in Section 5(e) of the Plan to reflect dividends or other distributions, recapitalizations, stock splits, reverse stock splits, reorganizations, mergers, consolidations, split-ups, spin-offs, combinations, repurchases or exchanges.

9. Peer Group Adjustments. The following adjustments shall be made to the Peer Group for the TSR Metric during the Performance Period:

(a)	If a member of the Peer Group is acquired by another company, the acquired Peer Group company will be removed from the Peer Group for the entire Performance Period.

(b)	If a member of the Peer Group sells, spins-off, or disposes of a portion of its business, then such Peer Group company will remain in the Peer Group for the Performance Period unless such disposition(s) results in the disposition of more than 50% of such company’s total assets during the Performance Period.

(c)	If a member of the Peer Group acquires another company, the acquiring Peer Group company will remain in the Peer Group for the Performance Period.

(d)	If a member of the Peer Group is delisted on all major stock exchanges, such delisted company will be removed from the Peer Group for the entire Performance Period.

(e)	If RTI and/or any member of the Peer Group split its stock or declare a distribution of shares, such company’s TSR performance will be adjusted for the stock split or share distribution so as not to give an advantage or disadvantage to such company by comparison to the other companies.

(f)	Members of the Peer Group that file for bankruptcy, liquidation or reorganization during the Performance Period will remain in the Peer Group positioned below the lowest performing non-bankrupt member of the Peer Group in reverse chronological order by bankruptcy date.

In addition, the Compensation Committee shall have the authority to make other appropriate adjustments in response to a change in circumstances that results in a member of the Peer Group no longer satisfying the criteria for which such member was originally selected.

10. Fractional Shares. The Company shall not be required to issue any fractional Shares pursuant to this Award, and the Compensation Committee shall round fractions down.

11. Withholding. Recipient shall pay all applicable federal, state and local income and employment taxes (including taxes of any foreign jurisdiction) which the Company is required to withhold at any time with respect to the Performance Shares. The Company shall not withhold any amount above the applicable minimum statutory withholding requirement. Such payment shall be made in full, at Recipient’s election, in cash or check, or by the tender of previously acquired shares of Common Stock (including Performance Shares then earned and immediately deliverable under this Award). Performance Shares tendered as payment of required withholding shall be valued at the closing price per share of the Company’s Common Stock on the date such withholding obligation arises.

12. No Continued Rights; Rights Unsecured. The granting of this Award shall not give Recipient any rights to similar grants in future years or any right to continuance of employment or other service with the Company or any one of its subsidiaries, nor shall it interfere in any way with any right that the Company or any one or it’s subsidiaries would otherwise have to terminate Recipient’s employment or other service at any time, or the right of Recipient to terminate his or her services at any time. The Company shall remain the owner of all Performance Shares and Recipient shall have only the Company’s unfunded, unsecured promise to pay pursuant to the terms of this Award. The rights of Recipient hereunder shall be that of an unsecured general creditor of the Company and Recipient shall not have any security interest in any assets of the Company.

13. Severability. If any term, provision, covenant or restriction contained in the Award is held by a court or a federal regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in the Award shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

14. Controlling Law. The validity, construction and effect of this Award will be determined in accordance with the internal laws of the State of Ohio without giving effect to the conflict of laws. Recipient and the Company hereby irrevocably submit to the exclusive concurrent jurisdiction of the courts of the State of Ohio. Recipient and the Company also both irrevocably waive, to the fullest extent permitted by applicable law, any objection either may now or hereafter have to the laying of venue of any such dispute brought in such court or any defense of inconvenient forum for the maintenance of such dispute.

15. Entire Agreement. The Award contains the entire understanding between the parties and supersedes any prior understanding and agreements between them representing the subject matter hereof with respect to this Award, except that this Award shall be subject to the terms and conditions set forth in any employment agreement between Recipient and Company. There are no other representations, agreements, arrangements or understandings, oral or written, between and among the parties hereto relating to the subject matter hereof which are not fully expressed herein. Section and other headings contained in this Award are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of the Award or any provision hereof.

16. Limitation of Actions. Any lawsuit with respect to any matter arising out of or relating to this Award must be filed no later than one (1) year after the date that a denial of any claim hereunder is made or any earlier date that the claim otherwise accrues.

17. Section 409A of the Code. This Award is intended to be comply with Section 409A of the Code and the regulations promulgated thereunder (“Section 409A”) or an exception thereto and shall be administered, interpreted and construed accordingly. To the extent a payment is subject to Section 409A and not excepted therefrom, such payment shall be treated as made on the specified date of payment if such payment is made at such date or a later date in the same calendar year or, if later, by the 15th day of the third calendar month following the specified date of payment, as provided and in accordance with Treas. Reg. § 1.409A-3(d). Recipient shall have no right to designate the date of any payment under this Award. The Company may, in its sole discretion and without Recipient’s consent, modify or amend the terms of this Award, impose conditions on the timing and effectiveness of the issuance of the Performance Shares, or take any other action it deems necessary to cause this Award to comply with Section 409A or an exception thereto. Notwithstanding, Recipient recognizes and acknowledges that Section 409A of the Code may affect the timing and recognition of payments due hereunder, and may impose upon the Recipient certain taxes or other charges for which the Recipient is and shall remain solely responsible.

BY YOUR SIGNATURE and the signature of the Authorized Officer below, you and the Company agree that this Award is granted under and governed by the terms and conditions of RTI International Metals, Inc.’s 2004 Stock Plan, as amended and/or restated from time to time, and the terms and conditions contained herein, as well as such administrative regulations as the Compensation Committee may adopt from time to time.

RTI International Metals, Inc.		Accepted as of the above date:

By		By:
	Authorized Officer		Signature of Recipient

ANNEX A – Peer Group

The “Peer Group TSR” for the Performance Period shall be the average equity share price appreciation plus dividends accrued, as measured during the Performance Period, of each member of the Peer Group (set forth below).

The following sets forth the list of companies included in establishing the Peer Group for purposes of establishing the award thresholds for the Performance Period, as approved by the Compensation Committee as of or prior to the date of grant of this Award and subject to adjustment pursuant to Section 9:

[peer group listing]

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